As filed with the Securities and Exchange Commission on March 9, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Shiloh Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0347683
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

880 Steel Drive

Valley City, Ohio 44280

(Address of Principal Executive Offices Including Zip Code)

Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan

(Full Title of the Plan)

Kenton Bednarz

Vice President, Legal and Government Affairs

47632 Halyard Drive

Plymouth, Michigan 48170

(734) 738-1373

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,500,000(1)(2)	$4.96(3)	$7,440,000(3)	$749.21

(1)	Represents shares of common stock, par value $0.01 per share (“Common Stock”), of Shiloh Industries, Inc. (the “Registrant”) issuable pursuant to the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan (the “Plan”) being registered hereon.
(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on the Nasdaq Global Market on March 4, 2016, within five business days prior to filing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents filed with Commission by the Registrant pursuant to the Exchange Act are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 (Commission File No. 000-21964);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2016 (Commission File No. 000-21964);

(c)	The Registrant’s Current Reports on Form 8-K or Form 8-K/A (Commission File No. 000-21964), filed with the Commission on November 5, 2015, November 6, 2015, December 21, 2015 and December 22, 2015; and

(d)	The description of the Registrant’s Common Stock set forth in the Form 8-A Registration Statement (Commission File No. 000-21964) filed with the Commission on June 18, 1993, including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article Eight, Section 2 of the Registrant’s Restated Certificate of Incorporation allows indemnification of officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) or any other applicable law, including for service as a director or officer of another corporation, partnership, joint venture, trust or other enterprise at the request of the Board of Directors or an officer of the Registrant. In addition, the Registrant has purchased liability insurance covering certain liabilities that may be incurred by the directors and officers of the Registrant and its subsidiaries in connection with the performance of their duties.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for those expenses which the court shall deem proper. Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145 of the DGCL; that expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 of the DGCL will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145 of the DGCL.

The Registrant has entered into indemnity agreements (the “Indemnity Agreements”) with certain of its former and current directors and executive officers and expects to enter into similar agreements with any director or executive officer designated by the Board of Directors of the Registrant that may, from time to time, be elected or appointed. Pursuant to the Indemnity Agreements, the Registrant will indemnify a director or officer of the Registrant (the “Indemnitee”) if the Indemnitee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant in specific capacities with another entity, against any and all costs, charges and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is available to the Indemnitee if the Indemnitee’s action or failure to act was in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action, proceeding or investigation, had no reasonable cause to believe his or conduct was unlawful. The Indemnity Agreements provide for advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written undertaking that (a) the Indemnitee has reasonably incurred or will reasonably incur actual expenses in defending an actual civil, criminal, administrative or investigative action, suit, proceeding or claim and (b) the Indemnitee will repay such amount if it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Registrant.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 1995 (Commission File No. 000-21964))

4.2	Certificate of Designation, dated December 31, 2001 (incorporated herein by reference to Exhibit 3.1(ii) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2001 (Commission File No. 000-21964))

4.3	Amended and Restated By-Laws of the Registrant, dated December 13, 2007 (incorporated herein by reference to Exhibit 3.1(iii) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007 (Commission File No. 000-21964))

4.4	Specimen certificate for the Common Stock, par value $.01 per share, of the Registrant (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 1995 (Commission File No. 000-21964))

4.5	Registration Rights Agreement, dated June 22, 1993, by and among the Registrant, MTD Products Inc. and the stockholders named therein (incorporated herein by reference to Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 1995 (Commission File No. 0-21964))

4.6	Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (Commission File No. 000-21964) filed with the Commission on January 29, 2016)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Valley City, state of Ohio, on this 9th day of March, 2016.

SHILOH INDUSTRIES, INC.

By:	/s/ Kenton Bednarz
Kenton Bednarz Vice President, Legal and Government Affairs

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date: March 9, 2016	* Ramzi Y. Hermiz President and Chief Executive Officer and Director (Principal Executive Officer)

Date: March 9, 2016	* Jay Potter Senior Vice President, Chief Financial Officer (Principal Financial Officer)

Date: March 9, 2016	* Gary DeThomas Vice President Corporate Controller (Principal Accounting Officer)

Date: March 9, 2016	* Curtis E. Moll Chairman and Director

Date: March 9, 2016	* Cloyd Abruzzo Director

Date: March 9, 2016	* Jean Brunol Director

Date: March 9, 2016	* George G. Goodrich Director

Date: March 9, 2016	* Michael S. Hanley Director

Date: March 9, 2016	* David J. Hessler Director

Date: March 9, 2016	* Dieter Kaesgen Director

Date: March 9, 2016	* Robert J. King, Jr. Director

* This Registration Statement has been signed on behalf of the above officers and directors by Kenton Bednarz, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: March 9, 2016	By:	/s/ Kenton Bednarz
Kenton Bednarz, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1(i) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 1995 (Commission File No. 000-21964))

4.2	Certificate of Designation, dated December 31, 2001 (incorporated herein by reference to Exhibit 3.1(ii) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2001 (Commission File No. 000-21964))

4.3	Amended and Restated By-Laws of the Registrant, dated December 13, 2007 (incorporated herein by reference to Exhibit 3.1(iii) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007 (Commission File No. 000-21964))

4.4	Specimen certificate for the Common Stock, par value $.01 per share, of the Registrant (incorporated herein by reference to Exhibit 4.1 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 1995 (Commission File No. 000-21964))

4.5	Registration Rights Agreement, dated June 22, 1993, by and among the Registrant, MTD Products Inc. and the stockholders named therein (incorporated herein by reference to Exhibit 4.3 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 1995 (Commission File No. 0-21964))

4.6	Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan (incorporated herein by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (Commission File No. 000-21964) filed with the Commission on January 29, 2016)

5.1	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney